EXIBIT 99.1

AxoGen, Inc. Announces the Refinancing of its Debt Facility

New Agreement Will Replace Existing $25 million Term Loan and Revenue Interest Royalty Agreement, and Reduce Annual Interest Costs by at Least $1.5 Million

ALACHUA, Fla., Oct. 26, 2016 (GLOBE NEWSWIRE) -- AxoGen, Inc. (NASDAQ:AXGN), a global leader in developing and marketing innovative surgical solutions for peripheral nerve injuries, today announced that it has completed the refinancing of its existing debt agreement with a new facility from MidCap Financial ("MidCap"). The new facility consists of a $21.0 million term loan and a $10.0 million revolving line of credit, of which $4.0 million has been drawn.  AxoGen continues to have a total debt balance of $25 million after closing.  The revolving line of credit may be increased up to $15 million at a later date at the Company's request and with approval of Midcap.

"We are pleased to announce this debt financing with MidCap, a leading financing partner in the healthcare space," commented Peter J. Mariani, AxoGen's Chief Financial Officer. "Following our recent equity raise of $18.6 million, this new and lower cost debt facility further strengthens our balance sheet as we continue to drive growth in this emerging peripheral nerve repair market."

The facility carries a 54-month term with interest only payments on the term loan for the first 24 months. The interest rate on the term loan is 8.0% plus the greater of LIBOR or 0.5%, which at the closing resulted in a rate of 8.5%. Borrowings under the revolving line of credit bear interest of 4.5% plus the greater of LIBOR or 0.5% which, at the closing resulted in a rate of 5.0%. The company estimates annual interest cost savings of the new facility will be at least $1.5 million compared to the previous debt facility. The facility requires the company to maintain certain minimum net revenue requirements.

Proceeds from this financing were used to repay and retire the company's existing $25.0 million term loan and revenue royalty interest agreement with Three Peaks Capital S.a.r.l, an indirect wholly-owned subsidiary of Oberland Capital Healthcare Master Fund, LP.

Additional details regarding this financing will be available in the Company's Current Report on Form 8-k to be filed with the Securities and Exchange Commission.

Credo180, LLC served as financial advisor to AxoGen for this transaction.

About AxoGen

AxoGen (AXGN) is a global leader in innovative surgical solutions for peripheral nerve injuries. AxoGen's portfolio of products includes Avance® Nerve Graft, an off‑the‑shelf processed human nerve allograft for bridging severed nerves without the comorbidities associated with a second surgical site, AxoGuard® Nerve Connector, a porcine submucosa extracellular matrix ("ECM") coaptation aid for tensionless repair of severed nerves, and AxoGuard® Nerve Protector, a porcine submucosa ECM product used to wrap and protect injured peripheral nerves and reinforce the nerve reconstruction while preventing soft tissue attachments. Along with these core surgical products, AxoGen also offers AxoTouchrM Two-Point Discriminator and AcroValrM Neurosensory & Motor Testing System. These evaluation and measurement tools assist healthcare professionals in detecting changes in sensation, assessing return of sensory, grip and pinch function, evaluating effective treatment interventions, and providing feedback to patients on nerve function. The AxoGen portfolio of products is available in the United States, Canada, the United Kingdom and several European and international countries.

About MidCap Financial

MidCap Financial is a middle market-focused, specialty finance firm that provides senior debt solutions to businesses across all industries. The firm's years of experience, strong balance sheet, and flexibility make it a lender of choice for companies across all stages of growth and complexity. MidCap Financial's debt solutions focus in five areas:

•	General and Healthcare Asset-Based working capital loans collateralized by third-party accounts receivable and other assets;
•	Leveraged loans to companies backed by private equity sponsors;
•	Life Sciences loans to VG-backed and public pharmaceutical, biotech, and medical device companies;
•	Real Estate loans on all types of commercial properties, medical office buildings, various types of senior housing and skilled nursing properties; and
•	Lender Finance term loans or revolvers provided across the consumer and commercial finance sectors.

Additional information about MidCap Financial can be found at www.midcapfinancial.com

Cautionary Statements Concerning Forward‑Looking Statements This Press Release contains "forward‑looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or predictions of future conditions, events or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", "projects", "forecasts", "continue", "may", "should", "will" variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding our growth, our 2016 guidance, product development, product potential, financial performance, sales growth, product adoption, market awareness of our products, data validation, our visibility at and sponsorship of conferences and educational events. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect AxoGen's business and its market, particularly those discussed in the risk factors and cautionary statements in AxoGen's filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and, except as required by law, AxoGen assumes no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

AxoGen, Inc.

Peter J. Mariani, Chief Financial Officer

InvestorRelations@AxoGenInc.com

The Trout Group - Investor Relations

Brian Korb

646.378.2923

bkorb@troutgroup.com

Source: AxoGen, Inc.